As filed with the Securities and Exchange Commission on January 18, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WSB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)

26-1219088

(I.R.S. Employer Identification No.)

4201 Mitchellville Road, Suite 200, Bowie, Maryland	20716
(Address of registrant’s principal executive offices)	(Zip Code)

WSB Holdings, Inc. 1988 Stock Incentive Plan, as amended

WSB Holdings, Inc. Non-Employee Directors’ Stock Option Plan, as amended

WSB Holdings, Inc. 1997 Omnibus Stock Plan, as amended

WSB Holdings, Inc. 1999 Stock Option and Incentive Plan, as amended

WSB Holdings, Inc. 2001 Stock Option and Incentive Plan, as amended

(Full title of the Plan)

Phillip C. Bowman

Chief Executive Officer

WSB Holdings, Inc.

4201 Mitchellville Road, Suite 200

Bowie, Maryland 20716

 (Name and address of agent for service)

(301) 352-3120

(Telephone number, including area code, of agent for service)

Copy to:

Stuart G. Stein, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-8575

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (1) (2)
Common Stock, par value $0.0001 per share	1,252,450	$5.87	$7,351,882	$288.93

(1)          Includes 822,575 shares of Common Stock previously registered on a Registration Statement on Form S-4  (File No. 333-146877) with the Securities and Exchange Commission  (the “Commission”) on October 23, 2007, as amended by Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 thereto. Pursuant to Rule 429 under the Securities Act, these shares of Common Stock are being carried forward from such prior registration statement. Accordingly, a filing fee of $99.17 is being paid herewith in connection with 429,875 shares of Common Stock.

(2)         Estimate pursuant to Rule 457(c) and (h) solely for  the purpose of calculating the registration fee, based on the average of the high and low prices per share of Washington Savings Bank common stock (the “Common Stock”) on January 16, 2008, as reported on the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the WSB Holdings, Inc. 1988 Stock Incentive Plan, as amended, the WSB Holdings, Inc. Non-Employee Directors’ Stock Option Plan, as amended, the WSB Holdings, Inc. 1997 Omnibus Stock Plan, as amended, the WSB Holdings, Inc. 1999 Stock Option and Incentive Plan, as amended, and the WSB Holdings, Inc., 2001 Stock Option and Incentive Plan, as amended (the “Plans”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

WSB Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(1)         The Prospectus that constitutes a part of its Registration Statement on Form S-4, as amended (File No. 333-146877);

(2)         The description of the Registrant’s Common Stock incorporated by reference in the Current Report on Form 8-K12G3 (File No. 000-53003), filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The Common Stock to be offered pursuant to the Plans has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Officers and Directors.

Reference is made to the provisions of Article 6 of the Registrant’s Bylaws.

The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the Registrant, or are or were serving at the request of the Registrant in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of the Registrant. Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bowie, state of Maryland, on this 18th day of January, 2008.

WSB HOLDINGS, INC.

By:	/s/ Phillip C. Bowman
Phillip C. Bowman
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip C. Bowman and Randall M. Robey and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 18th day of January, 2008:

Signature	Title

/s/ Phillip C. Bowman	Chief Executive Officer
Phillip C. Bowman	(Principal Executive Officer)

/s/ Randall M. Robey	Senior Vice President and
Randall M. Robey	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ George Q. Conover	Director
George Q. Conover

/s/ William J. Harnett	Director
William J. Harnett

Signature	Title

/s/ Kevin P. Huffman	Director
Kevin P. Huffman

/s/ Eric S. Lodge	Director
Eric S. Lodge

/s/ Michael J. Sullivan	Director
Michael J. Sullivan

/s/ Stephen J. Troese	Director
Stephen J. Troese

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Form of Common Stock Certificate.

5.1	Opinion of Hogan & Hartson LLP.

10.1	WSB Holdings, Inc. 1988 Stock Incentive Plan.

10.2	Amendment No. 1 to the WSB Holdings, Inc. 1988 Stock Incentive Plan.

10.3

WSB Holdings, Inc. Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4, as filed with the Commission on October 23, 2007).

10.4	Amendment No. 1 to the WSB Holdings, Inc. Non-Employee Directors’ Stock Option Plan.

10.5	WSB Holdings, Inc. 1997 Omnibus Stock Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-4, as filed with the Commission on October 23, 2007).

10.6	Amendment No. 1 to the WSB Holdings, Inc. 1997 Omnibus Stock Plan.

10.7

WSB Holdings, Inc. 1999 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-4, as filed with the Commission on October 23, 2007).

10.8	Amendment No. 1 to the WSB Holdings, Inc. 1999 Stock Option and Incentive Plan.

10.9

WSB Holdings, Inc. 2001 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-4, as filed with the Commission on October 23, 2007).

10.10	Amendment No. 1 to the WSB Holdings, Inc. 2001 Stock Option and Incentive Plan.

23.1	Consent of Stegman & Company.

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).